                                                                    EXHIBIT 10.9

*CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AND THE NON-PUBLIC INFORMATION HAS BEEN FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.



                   LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT


                                       FOR


                                A MICROFABRICATED
                      SLEEVE TYPE CHEMICAL REACTION CHAMBER


                                     BETWEEN


                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA


                                       AND


                                     CEPHEID

                            LLNL CASE NO. TL-1355-96



                     LAWRENCE LIVERMORE NATIONAL LABORATORY
                            UNIVERSITY OF CALIFORNIA
                    P.O. BOX 808, L-795, LIVERMORE, CA 94551
                  INDUSTRIAL PARTNERSHIPS AND COMMERCIALIZATION

                                   MARCH 1997

                                TABLE OF CONTENTS

1.  BACKGROUND..............................................................................      1
2.  DEFINITIONS.............................................................................      2
3.  LICENSE GRANT...........................................................................      5
4.  LICENSE FEES, ROYALTIES, AND PAYMENTS...................................................      6
5.  DUE DILIGENCE...........................................................................      7
6.  PROGRESS AND ROYALTY REPORTS............................................................      8
7.  BOOKS AND RECORDS.......................................................................     12
8.  LIFE OF THE AGREEMENT...................................................................     12
9.  TERMINATION.............................................................................     12
10. PATENT PROSECUTION AND MAINTENANCE......................................................     14
11. PATENT INFRINGEMENT.....................................................................     15
12. USE OF NAMES AND TRADEMARKS.............................................................     17
13. LIMITED WARRANTY........................................................................     17
14. INDEMNIFICATION AND INSURANCE...........................................................     18
15. WAIVER..................................................................................     20
16. ASSIGNABILITY...........................................................................     20
17. LATE PAYMENTS...........................................................................     20
18. NOTICES.................................................................................     21
19. DISPUTES AND GOVERNING LAWS.............................................................     22
20. PATENT MARKING..........................................................................     22
21. GOVERNMENT APPROVAL OR REGISTRATION.....................................................     22
22. EXPORT CONTROL LAWS.....................................................................     23
23. FORCE MAJEURE...........................................................................     23
24. UNITED STATES PREFERENCE................................................................     23
25. CONFIDENTIALITY.........................................................................     23
26. MISCELLANEOUS...........................................................................     24
EXHIBIT A - LICENSED PATENTS................................................................     26
EXHIBIT B - LICENSE GRANT...................................................................     27
EXHIBIT C - ISSUE FEE AND ROYALTIES.........................................................     29
EXHIBIT D - MUTUAL NONDISCLOSURE AGREEMENT..................................................     32

                   LIMITED EXCLUSIVE PATENT LICENSE AGREEMENT
                                       FOR
                                A MICROFABRICATED
                      SLEEVE TYPE CHEMICAL REACTION CHAMBER

This Agreement effective as of the Effective Date is between The Regents of the University of California ("THE REGENTS"), under its U.S. Department of Energy Contract No. W-7405-ENG-48 to manage and operate Lawrence Livermore National Laboratory ("LLNL"), and Cepheid ("LICENSEE"), a California corporation having its principal place of business at 3410 Garrett Drive, Santa Clara, CA 95054. THE REGENTS is a corporation organized and existing under the laws of the State of California, with its principal office at 300 Lakeside Drive, Oakland, CA 94612-3550. THE REGENTS and LICENSEE are referred to jointly as "Parties".


1.      BACKGROUND


1.1 Certain Inventions are described in U.S. Patent Number 5,589,136, its Continuation in Part (IL-9707B), and PCT/US96/10453 (herein referred to as "Invention") relating to a sleeve-type chemical reaction chamber that may be utilized in any chemical reaction system for synthesis or processing of organic, inorganic, or biochemical reactions, such as the polymerase chain reaction and/or other DNA reactions which are examples of a synthetic, thermal-cycling-based reaction. The reaction chamber may also be used in synthesis instruments, particularly those for DNA amplification and synthesis. The Invention was made in the course of research at Lawrence Livermore National Laboratory and is covered by THE REGENTS' Patent Rights as defined in Article 2 (DEFINITIONS).


1.2 The U.S. Department of Energy (DOE) was a sponsor of the invention development. Thus, this Agreement is subject to overriding obligations to the Federal Government under the provisions of the applicable grant or regulations.


1.3 LICENSEE is a start-up company in San Jose, California, that will sell Licensed Products and become a supplier of Licensed Products to a variety of companies for worldwide markets. LICENSEE intends to specialize in the development and manufacture of three types of products: heating cooling optics micro-modules (HCOM), small thermal cycler instruments containing HCOMs, and hand-held instruments containing HCOMs. THE REGENTS is willing to grant rights to the Invention so that it may be developed and used by LICENSEE to the fullest extent for the benefit of the U.S. economy and the general public.


1.4 The Parties hope to combine THE REGENTS' Invention with the LICENSEE's technical and commercial capabilities and inventions for application of the Invention to the area of nucleic acid amplification and ligand binding assays.


The Parties agree as follows:


2.      DEFINITIONS


2.1 "Affiliate" means any business entity that LICENSEE directly or indirectly controls, or is under common control with, or is controlled by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors. In any country where local law does not permit foreign equity participation of at least fifty percent (50%), then an Affiliate includes any company in which the controlling entity owns or controls, directly or indirectly, the maximum percentage of that outstanding stock or voting rights permitted by local law. In this definition, "control" includes ownership.


2.2 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and LICENSEE to constitute a vehicle for conducting business, in which the separate entity manufactures, uses, purchases, sells, or acquires Licensed Products from LICENSEE.


2.3 "THE REGENTS' Patent Rights" are THE REGENTS' rights in Licensed Patents under applicable patent laws.


2.4     "Licensed Patents" are:

        2.4.1 the patent and patent applications specified in Exhibit A and resulting patent;


        2.4.2 reissues and continuations of 2.4.1 above; and


        2.4.3 foreign patent applications and resulting patents per Article 10 (PATENT PROSECUTION AND MAINTENANCE) of this Agreement.


2.5 "Licensed Products" are products that incorporate or are produced by the practice of subject matter claimed in Licensed Patents or whose manufacture, use, sale, export, or offer for sale would constitute an infringement of any claim in THE REGENTS' Patent Rights but for the license granted under this Agreement. Licensed Products are considered sold when invoiced or, if not invoiced, when delivered to a third party.


2.6     "LICENSEE" means Cepheid, and its Affiliates and Joint Ventures.


2.7 "Net Selling Price(s)" as used in this Agreement to compute royalties, means the gross invoice selling prices of Licensed Products from Sale of Licensed Products by LICENSEE or a sublicensee to independent third parties for cash or other form of consideration in accordance with generally accepted accounting principles limited to the following deductions (if not already deducted from the gross invoice price and at rates customary within the industry):


        2.7.1 Allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Licensed Products, whether in cash or Licensed Products in lieu of cash); and


        2.7.2 freight, transport packing, insurance charges associated with transportation; and


        2.7.3 taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales.

        No deductions will be made from Net Selling Price for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections.


        No deductions will be made from Net Selling Price for a service contract.


        Where LICENSEE distributes Licensed Products for end use to itself, an Affiliate, a Joint Venture, or a sublicensee, then such distribution will be considered a sale at list price normally charged to independent third parties, and THE REGENTS will be entitled to collect a royalty on such sale in accordance with Article 4 (LICENSE FEES, ROYALTIES, AND PAYMENTS). Where LICENSEE distributes Licensed Products for resale to an Affiliate, a Joint Venture, or a sublicensee, THE REGENTS will be entitled to collect a royalty based on the resale Net Selling Price.


        The Net Selling Price of Licensed Products that are not sold, but are otherwise disposed of for value, is the selling price at which LICENSEE is currently offering for sale products of similar kind and quality, sold in similar quantities. If LICENSEE is not currently offering comparable products for sale, then the Net Selling Price will be the average selling price at which products of similar kind and quality, sold in similar quantities, are currently offered for sale by other manufacturers. If comparable products are not currently sold or offered for sale by others, then the Net Selling Price will be LICENSEE's cost of manufacture determined by LICENSEE's customary accounting procedures, plus LICENSEE's standard markup.


2.8 "Net Sales" as used in this Agreement to compute royalties, means the total Net Selling Prices of Licensed Products sold by LICENSEE or a sublicensee.


2.9 "Exclusive Field-of-Use" is the exclusive application or use defined in Exhibit B.


2.10    "Effective Date" means the date of execution by the last signing party.

2.11 "Ligand-binding Assays" are reactions between antibodies and antigens or between receptors and their ligands which may be detected by means including, but not limited to, agglutination, fluorescence quenching, chemiluminescence, or luminescence quenching.


3.      LICENSE GRANT


3.1 Subject to the terms and conditions of this Agreement, THE REGENTS grants to the LICENSEE a nontransferable, royalty-bearing license to make, have made, import, use, and sell Licensed Products covered by the Licensed Patents in the Exclusive Field-of-Use as specified in Exhibit B where patent rights exist.


3.2 The U.S. Government has a paid-up, royalty-free, non-transferable, worldwide, irrevocable license for government use to practice or have practiced by or on behalf of the U.S., Licensed Patents. The U.S. Government has certain other rights under 35 U.S.C. Sections 200-212 and applicable regulations.


3.3 THE REGENTS reserves the right to use THE REGENTS' Patent Rights and associated technology for noncommercial, educational, and research purposes.


3.4 THE REGENTS also grants to LICENSEE the right to issue royalty-bearing sublicenses to third parties to make, have made, import, use, and sell Licensed Products in the Exclusive Field-of-Use, provided LICENSEE has current exclusive rights under this Agreement at the time of such sublicenses. LICENSEE must sublicense in the Exclusive Field-of-Use if LICENSEE cannot adequately supply market requirements.


3.5 Any sublicenses granted by LICENSEE will include all of the rights and obligations due THE REGENTS that are contained in this Agreement.


3.6 LICENSEE will provide THE REGENTS with a copy of each sublicense issued hereunder within thirty (30) days after issuance; collect payment of all royalties due THE REGENTS from the sale of Licensed Product by any sublicensees; pay THE REGENTS the amounts due and collected from sublicensees according to the schedule set forth in Article 6 (PROGRESS AND ROYALTY REPORTS) of this Agreement; and summarize and deliver all reports due THE REGENTS from sublicensees according to the schedule set forth in Article 6 (PROGRESS AND ROYALTY REPORTS) of this Agreement.


3.7 The sublicenses granted hereunder will be subject to all the applicable provisions of the license granted back to the United States Government (see Section 3.2 above).


4.      LICENSE FEES, ROYALTIES, AND PAYMENTS


4.1 LICENSEE will pay the University a nonrefundable license issue fee as set forth in Exhibit C.


4.2 As further consideration for rights granted to LICENSEE hereunder, LICENSEE will pay to THE REGENTS an earned royalty on Net Sales of Licensed Products sold by LICENSEE in or outside the United States, including a minimum annual royalty as defined in Exhibit C. The minimum annual royalty is due by February 28 of each year and is credited against earned royalties until consumed for that year.


4.3 LICENSEE will pay THE REGENTS an earned royalty, as defined in Exhibit C, on all Licensed Products sold by any sublicensee.


4.4 If this Agreement terminates, then all shipments made on or before the day of termination that have not been billed are considered sold and subject to royalty. Royalties paid on Licensed Products which are not accepted by the customer are credited to LICENSEE.


4.5 LICENSEE will pay earned royalties to THE REGENTS no later than February 28, May 31, August 31, and November 30 of each calendar year. Each payment will be for all royalties accrued within the most recently completed quarter.

4.6 LICENSEE will pay in U.S. dollars collectible at par in San Francisco, California. When Licensed Products are sold for currencies other than U.S. dollars, earned royalties will first be determined in the foreign currency of the country in which the Licensed Products were sold and then converted into equivalent U.S. dollars. The exchange rate is that rate quoted in the Wall Street Journal on the last business day of the reporting period and is quoted as local currency per U.S. dollar.


4.7 Royalties for sales occurring in any country outside the U.S. are not reduced by any value-added taxes, fees, or other charges assessed on income derived from such sales imposed by the government of such country. LICENSEE is responsible for all bank transfer charges.


4.8 Not withstanding the provisions of Article 23 (FORCE MAJEURE), if legal restrictions prevent the LICENSEE from prompt payment of part or all royalties on sales of a Licensed Product in any country outside the U.S., LICENSEE will convert the amount owed to THE REGENTS into U.S. funds and pay THE REGENTS directly from its U.S. source of funds.


4.9 THE REGENTS will not collect royalties on Licensed Products distributed to or used by the U.S. Government. LICENSEE will reduce the amount charged for Licensed Products distributed to or used by the U.S. Government by an amount equal to the royalty otherwise due THE REGENTS.


5.      DUE DILIGENCE


5.1 LICENSEE will use reasonable commercial efforts to develop, manufacture and sell Licensed Products. LICENSEE will use reasonable commercial efforts to market those products within a reasonable time after this Agreement is executed and in sufficient quantities to meet market demands and to comply with the minimum royalties specified in paragraph C of Exhibit C. LICENSEE must demonstrate a continuing effort to market

        Licensed Products to meet market demands following LICENSEE's first offer of Licensed Products for sale.


5.2 If LICENSEE is unable to perform the schedule and conditions set forth in Exhibit B, THE REGENTS will notify LICENSEE of such inability and if such inability is not cured within sixty (60) days after such notice, THE REGENTS may terminate this Agreement or change the license grant to a nonexclusive license.


5.3 LICENSEE will be entitled to exercise prudent and reasonable business judgment in meeting its due diligence obligations in accordance with this Agreement. LICENSEE will conduct normal, continuous business operations. However, if LICENSEE must seek protection under any United States bankruptcy proceedings, LICENSEE will notify THE REGENTS after LICENSEE files for bankruptcy, and THE REGENTS will receive that notification no later than seventy-two (72) hours after the bankruptcy filing. Bankruptcy will be grounds for termination of this Agreement.


6. PROGRESS AND ROYALTY REPORTS 6.1 Upon execution of this Agreement, LICENSEE will submit to THE REGENTS a semi-annual progress report covering LICENSEE activities in meeting the commercialization conditions set forth in Article 5 (DUE DILIGENCE) and Exhibit B of this Agreement. The report will include at a minimum the following information:

               License Number
               Name of Licensee
               Date of Report
               Reporting period
               Summary of work completed
               Key scientific discoveries
               Summary of work in progress
               Current schedule of anticipated events or milestones Description of Licensed Products
               Expected market introduction date of Licensed Products

        A summary of resources (dollar value) spent in the reporting period Name(s), addresses, and activities of sublicensees, if any

The report will be due to THE REGENTS according to the following schedule:

-----------------------------------------------------------
DUE DATE                      FOR PERIOD
-----------------------------------------------------------
February 28                   July 1 -December 31
-----------------------------------------------------------
August 31                     January 1 - June 30
-----------------------------------------------------------


6.2 LICENSEE will report to THE REGENTS the first commercial sale of each type of Licensed Product in the U.S. and in each country outside the U.S. by LICENSEE or its sublicensees. Such report will include at a minimum, the following information:

           License Number
           Name of Licensee or Sublicensee
           Date of Report
           Company's fiscal year
           Date of First Commercial Sale
           Place of First Commercial Sale
           Description of Licensed Product(s) sold

6.3 After the first commercial sale of a Licensed Product anywhere in the world by LICENSEE or sublicensees, LICENSEE will submit quarterly written royalty reports to THE REGENTS on February 28, May 31, August 31, and November 30 of each calendar quarter for sales by LICENSEE or sublicensees during the most recently completed calendar quarter. If neither LICENSEE nor sublicensees has sold or used any Licensed Products during the reporting period, LICENSEE will so state in the royalty report filed for such period. The royalty report will include at a minimum the following information:

           License Number
           Name of Licensee or Sublicensee
           Date of Report
           What is company's fiscal year?
           What is the calendar quarter for this report?
           Did earned royalties exceed minimum royalties?

           Report of revenue from commercial contracts and technology access fees
           Report of sales of Licensed Products
           Domestic sales:
           Products
           Domestic sales:
               Description of Licensed Product(s)
               Unit price (sale and/or use)
               Units sold in US
               Gross sales in US
               Net Sales in US
               Royalties due THE REGENTS in $US
           Foreign sales:
               Country of sales
               Description of Licensed Product(s)
               Unit price (sale and/or use)
               Units sold in each country
               Units leased in each country
               Gross sales in each country
               Net Sales in each country
               Monetary exchange rate
               Royalties due THE REGENTS in $US
           US Government Sales:
               Description of Licensed Product(s)
               Unit price (sale and/or use)
               Units sold
               Gross sales
               Net Sales in each country

6.4 LICENSEE will provide THE REGENTS with an annual statement of LICENSEE royalty accounts certified by LICENSEE's Chief Financial Officer, for each calendar year during the term of this Agreement. LICENSEE will also provide to THE REGENTS an annual statement of royalty accounts from any sublicensees certified by sublicensee's Chief Financial Officer for each calendar year during the term of this Agreement. All such statements will be due to THE REGENTS on February 28 of the calendar year next after the year to which such statements relates. Such statements will be deemed business sensitive information of LICENSEE.

7.      BOOKS AND RECORDS


7.1 LICENSEE will keep books and records accurately showing all Licensed Products manufactured, used, or sold under this Agreement. LICENSEE will preserve those books and records for at least five (5) years from the date of the royalty payment to which they apply. The books and records will be open for inspection by representatives or agents of THE REGENTS at all reasonable times, with reasonable notice given by THE REGENTS to the LICENSEE.


7.2 THE REGENTS will pay the costs incurred by its representatives or agents to examine the LICENSEE's books and records. If there is an underpayment to THE REGENTS in the royalty accounting of more than five percent (5%) of the total royalties due for any such year, then LICENSEE will pay the reasonable costs incurred for THE REGENTS' examination. All information obtained in such inspection will be protected as Business Sensitive Information, and not disseminated to other parties.


7.3 LICENSEE will provide THE REGENTS with an annual audited or certified financial statement of LICENSEE's balance sheet and operating statement or annual report. Such statements or annual reports will be due to THE REGENTS within one hundred twenty (120) days following the close of LICENSEE's fiscal year to which such statement relates. Such statements will be deemed business sensitive information of LICENSEE.


8.      LIFE OF THE AGREEMENT


        Unless terminated by operation of law or by acts of the Parties under this Agreement, this Agreement is in effect from the Effective Date until the expiration of the Licensed Patents (on a country-by-country basis) under this Agreement.


9.      TERMINATION


9.1 The right to terminate this Agreement, if exercised by THE REGENTS, supersedes the rights granted in Article 3 (LICENSE GRANT). If the LICENSEE should fail to perform any material term or covenant of this Agreement, THE REGENTS may give written notice that if the LICENSEE should fail to remedy with satisfaction and provide tangible evidence to THE REGENTS that the deficiency has been cured within sixty (60) days of the effective date of receipt of the notice, this Agreement will terminate. The LICENSEE's failure to pay any royalty or other fee within ten (10) business days after the date(s) required under Exhibit C will be considered to be a material breach subject to termination of the license.


9.2 Should LICENSEE terminate this Agreement before LICENSEE has paid the entire Issue Fee due under this Agreement as specified in Exhibit C, the full remainder of the Issue Fee will be due immediately, unless LICENSEE terminates as a result of a reduction or narrowing of the claims of the pending patent application in Licensed Patents such that Licensed Patents do not cover Licensed Products, in which case the remainder of the Issue Fee will be forgiven.


9.3 Termination of this Agreement will not relieve the LICENSEE of any other obligation or liability accrued hereunder prior to such termination, or rescind any payments due or paid to THE REGENTS hereunder prior to the time such termination becomes effective. Such termination will not affect, in any manner, any rights of THE REGENTS arising under this Agreement prior to such termination.


9.4 LICENSEE may terminate this Agreement by giving written notice to THE REGENTS and payment of all amounts due THE REGENTS. Notice of termination is subject to Article 18 (NOTICES), and termination is effective thirty (30) days from the effective date of that notice.


9.5 Termination will not affect the rights, liabilities, and obligations accrued under this Agreement as set forth in the following Articles:

        Article 4     License Fees, Royalties, and Payments
        Article 7     Books and Records

        Article 9     Termination
        Article 10    Patent Prosecution and Maintenance
        Article 12    Use of Names and Trademarks
        Article 14    Indemnification and Insurance
        Article 17    Late Payments
        Article 22    Export Control Laws
        Article 25    Confidentiality
        Exhibit D     Mutual Nondisclosure Agreement

9.6 If LICENSEE and sublicensees cease to produce the Licensed Product(s), this Agreement will terminate upon notice by THE REGENTS.


9.7 Upon termination of this Agreement for any reason during LICENSEE's term of exclusivity, THE REGENTS, at its sole discretion, will determine whether any or all sublicenses will be canceled or assigned to THE REGENTS. Any sublicensee not in default may request a license from THE REGENTS with terms no greater than provided herein.


9.8 LICENSEE will provide THE REGENTS with a written inventory of all Licensed Products in process of manufacture or in stock within thirty
        (30) days of the effective date of termination by either party. LICENSEE will dispose of those Licensed Products within one hundred and twenty
        (120) days of the effective date of termination. All sales of Licensed Products are subject to the terms of this Agreement.


10.     PATENT PROSECUTION AND MAINTENANCE


10.1 THE REGENTS will diligently prosecute and maintain the U.S. Licensed Patents using counsel of its choice. The Licensed Patents are held in the name of THE REGENTS.


10.2 THE REGENTS will pay costs of preparing, filing, prosecuting, and maintaining the U.S. Licensed Patents.

10.3 LICENSEE will have the right to request that THE REGENTS obtain patent protection on Licensed Patents in foreign countries if available. LICENSEE must notify THE REGENTS within seven (7) months of the filing of the corresponding United States application of its decision to obtain foreign patents. This notice concerning foreign filing will be in writing and must identify the countries desired. The absence of such a notice to THE REGENTS will be considered an election not to secure foreign rights.


10.4 After execution of this Agreement, the expense for preparation, filing and prosecuting of all foreign patent applications filed at LICENSEE's request, as well as the maintenance of all resulting patents, will be shared equally among the LICENSEES that request license rights under such foreign patents. Such patents will be held in the name of THE REGENTS and will be obtained using counsel of THE REGENTS' choice.


10.5 LICENSEE's obligation to underwrite and to pay foreign patent prosecution costs will continue for so long as this Agreement remains in effect, provided, however, that LICENSEE may terminate its obligations with respect to any given patent application or patent in any country upon thirty (30) days' written notice to THE REGENTS. THE REGENTS will use its best efforts to curtail patent costs when such a notice is received from LICENSEE. THE REGENTS may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense; provided, however, that LICENSEE will have no further right or licenses thereunder.


10.6 THE REGENTS will have the right to file patent applications at its own expense in any country in which LICENSEE has not elected to secure patent rights, and such applications and resultant patents will not be subject to this Agreement.


11.     PATENT INFRINGEMENT


11.1 In the event that LICENSEE learns of the infringement of the Licensed Patents, LICENSEE will call THE REGENTS' attention thereto in writing and will provide THE REGENTS with reasonable evidence of such infringement. LICENSEE agrees that during the period and in a jurisdiction where LICENSEE has exclusive rights under this Agreement, LICENSEE will not notify a third party of the infringement of any Licensed Patents without first obtaining consent of THE REGENTS. Both parties will use reasonable commercial efforts in cooperation with each other to terminate such infringement without litigation.


11.2 LICENSEE may request that THE REGENTS take legal action against the infringement of THE REGENTS' Patent Rights. Such request will be made in writing and will include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, THE REGENTS will have the right to:


        11.2.1 Commence suit on their own account; or


        11.2.2 Refuse to participate in such suit, and THE REGENTS will give notice of their election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement, if and only if, THE REGENTS elect not to commence suit and if the infringement occurred during the period and in a jurisdiction where LICENSEE has exclusive rights under this Agreement. However, in the event LICENSEE elects to bring suit in accordance with this Article 11, THE REGENTS may thereafter join such suit at its own expense.


11.3 Such legal action as is decided upon will be at the expense of the party on account of whom suit is brought and all recoveries thereby will belong to such party, provided, however, that legal action brought jointly by THE REGENTS and LICENSEE and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared jointly by them in proportion to the share of expense paid by each party.


11.4 Each party agrees to cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation will be controlled by the party bringing the suit, except that THE REGENTS may be represented by counsel of its choice in any suit brought by LICENSEE.


12.     USE OF NAMES AND TRADEMARKS


        Neither Party has any right to use any name, trade name, trademark, or other designation of the other party (including any contraction, abbreviation, or simulation) in advertising, publicity, or other commercial promotional activities. The use of the name "LLNL," or "The Regents of the University of California," or the name of any University of California campus in advertising, publicity or other commercial promotional activities is expressly prohibited.


13.     LIMITED WARRANTY


13.1    THE REGENTS has the right to grant this license.


13.2 THIS LICENSE AND THE ASSOCIATED LICENSED PATENTS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS AND DOE MAKE NO REPRESENTATION OR WARRANTY THAT LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, OR OTHER PROPRIETARY RIGHT.


13.3 IN NO EVENT WILL THE REGENTS OR DOE BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE LICENSED PATENTS OR LICENSED PRODUCTS.


13.4    Nothing in this Agreement will be interpreted as:


        13.4.1 A warranty or representation by THE REGENTS as to the validity or scope of any of THE REGENTS' rights in Licensed Patents; or

        13.4.2 A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or copyrights of third parties; or


        13.4.3 Any obligation to bring suit against a third party for patent infringement; or


        13.4.4 Conferring by implication, estoppel, or otherwise any license or rights under any patents of THE REGENTS other than Licensed Patents as defined in this Agreement, regardless of whether such patents are dominant or subordinate to Licensed Patents; or


        13.4.5 An obligation to furnish any know-how or improvements not specifically provided in this Agreement.

14.     INDEMNIFICATION AND INSURANCE


14.1 LICENSEE and its sublicensees must indemnify, hold harmless, and defend THE REGENTS, its officers, employees, and agents; the sponsors of the research that led to the invention; and the inventors against any claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of any license granted under this Agreement. LICENSEE will pay all costs incurred by the University to enforce this indemnification, including reasonable attorney fees.


14.2 LICENSEE will insure its activities relating to this Agreement at its own cost with an insurance company acceptable to THE REGENTS. LICENSEE will obtain, keep in force, and maintain Comprehensive or Commercial Form General Liability Insurance, including contractual liability and products liability and maintain coverage as follows:


        14.2.1 Prior to first commercial sale:


             14.2.1.1 Each occurrence coverage of not less than one million dollars (USD $1,000,000); and

             14.2.1.2 Product Liability Insurance: Completed operations aggregate coverage of not less than one million dollars (USD $1,000,000); and

             14.2.1.3 Personal and Advertising Injury: Coverage of not less than one million dollars (USD $1,000,000); and

             14.2.1.4 General Aggregate (Commercial Form Only): Coverage of not
                      less than two million dollars (USD $2,000,000).


        14.2.2 Upon the first commercial sale:


             14.2.2.1 Each occurrence coverage of not less than one million dollars (USD $1,000,000); and

             14.2.2.2 Product Liability Insurance: Completed operations aggregate coverage of not less than five million dollars (USD $5,000,000); and

             14.2.2.3 Personal and Advertising Injury: Coverage of not less than one million dollars (USD $1,000,000); and

             14.2.2.4 General Aggregate (Commercial Form Only): Coverage of not
                      less than five million dollars (USD $5,000,000).

        These coverages will not limit the liability of LICENSEE in any way. LICENSEE will provide THE REGENTS, upon request, with certificates of insurance, including renewals, that show compliance with these requirements. LICENSEE's failure to maintain this insurance will be considered a material breach of this Agreement.


14.3 If the insurance is written on a claims-made form, coverage must provide a retroactive date of placement before or coinciding with the Effective Date of this Agreement.


14.4 LICENSEE will maintain the general liability insurance specified in this Article during:


        14.4.1 the period that the Licensed Products are being commercially distributed or sold by LICENSEE, and


        14.4.2 a reasonable period thereafter, but in no event less than five
               (5) years.


14.5    Insurance coverage required under this Article must:

        14.5.1 Provide for thirty (30) days advance written notice to THE REGENTS of cancellation or any modification by LICENSEE; and


        14.5.2 Indicate that DOE, The Regents of the University of California, and their officers, employees, students, and agents, are endorsed on the policy as additional named insureds; and


        14.5.3 Include a provision that the coverage is primary and does not participate with or is in excess of any valid and collectible insurance, program, or self-insurance carried or maintained by THE REGENTS.


15.     WAIVER


15.1 No provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is made in writing and signed by the party to have waived or consented.


15.2 Failure on the part of either Party to exercise or enforce any right of such Party under this Agreement will not be a waiver by such Party of any right, or operate to bar the enforcement or exercise of the right at any time thereafter.


16. ASSIGNABILITY This Agreement is binding on and inures to the benefit of THE REGENTS, its successors and assigns, but is personal to LICENSEE. This Agreement is not assignable by the LICENSEE without prior written consent of THE REGENTS which will not be unreasonably withheld.


17.     LATE PAYMENTS


        If THE REGENTS does not receive payments or fees when due, LICENSEE will pay interest charges at the annual rate of ten percent (10%) from the date on which the payment was originally due.

18.     NOTICES


        Any report, payment, notice, or other communication that either party receives must be in writing and will be properly given and effective on the date of delivery if delivered in person, or the fifth (5th) day after mailing if mailed by first-class certified mail, postage paid, to the addresses given below (or to an address designated by written notice to the other party):

        In the case of LICENSEE:            CEPHEID
                                            3410 Garrett Drive
                                            Santa Clara, CA  95054
                                            Phone:  (408) 274-3834
                                            Fax:  (408) 274-8818
                                            Attention:  President

        with a copy to:             Heller Ehrman White & McAuliffe
                                            525 University Avenue
                                            11th Floor
                                            Palo Alto, California  94301
                                            Attn: Neil Flanzraich

        In the case of THE REGENTS
        All correspondence and
        reports:                            LAWRENCE LIVERMORE
                                            NATIONAL LABORATORY
                                            Industrial Partnerships &
                                            Commercialization
                                            7000 East Ave.
                                            P.O. Box 808, L-795
                                            Livermore, CA 94550
                                            Attention:  Director, IPAC

        Payments and corresponding
        copies of royalty reports:          LAWRENCE LIVERMORE
                                            NATIONAL LABORATORY
                                            P.O. Box 5517
                                            Livermore, CA 94550

19.     DISPUTES AND GOVERNING LAWS


        The Parties will attempt to jointly resolve any disputes arising from this Agreement. Such joint resolution may include binding or non-binding arbitration. If the Parties are unable to resolve a dispute within a reasonable time, then either party may commence proceedings in a court of competent jurisdiction. United States federal law will govern this Agreement to the extent that there is such law. To the extent there is no applicable federal law, this Agreement and performance hereunder will be governed by the laws of the State of California, USA, without regard to the State's conflict of laws provisions. If THE REGENTS institutes arbitration, the proceedings will take place in Santa Clara County, California. If LICENSEE institutes arbitration, the proceedings will take place in Alameda County, California.


20.     PATENT MARKING


        LICENSEE will mark all Licensed Products and their containers that are made, used, sold, or otherwise disposed of under this Agreement in accordance with applicable patent marking laws.


21.     GOVERNMENT APPROVAL OR REGISTRATION


        If this Agreement or any associated transaction is required by the law of any nation to either be approved, permitted, or registered with any governmental agency, LICENSEE assumes all legal obligations to do so. LICENSEE will notify THE REGENTS if LICENSEE becomes aware that this Agreement is subject to a United States or foreign government reporting, permitting, or approval requirement. LICENSEE will make all necessary findings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting, permitting, or approval process.

22.     EXPORT CONTROL LAWS


        LICENSEE will observe all applicable United States and foreign laws and regulations concerning the transfer of Licensed Products and related technical data, including International Traffic in Arms Regulations
        (ITAR) and Export Administration Regulations.


23.     FORCE MAJEURE


        This Agreement is not breached and no liability is created when THE REGENTS or LICENSEE fails to perform an obligation under this Agreement if the failure or omission arises from a cause beyond the control of THE REGENTS or LICENSEE. These causes include, but are not limited to, the following: Acts of God; acts or omissions of any government or governmental agency; compliance with requirements, rules, regulations, or order of any governmental authority or any office, department, agency, or instrumentality thereof; fire, storm, flood, earthquake; accident; acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion; quarantine, restriction; transportation embargoes; or failures or delays in transportation.


24.     UNITED STATES PREFERENCE


        The parties acknowledge that the market for Licensed Produces is worldwide. Any Licensed Products for use or sale in the United States under a United States Patent will be practiced or manufactured substantially in the United States.


25.     CONFIDENTIALITY


25.1 LICENSEE and THE REGENTS respectively will treat and maintain the proprietary business, patent prosecution, software, engineering drawings, process and technical information and other business sensitive information ("Proprietary Information") of the other party in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five (5) years after date of termination of this Agreement. This confidentiality obligation will also apply to the information defined as "Proprietary Information" under the Mutual Nondisclosure Agreement provided in Exhibit D.


25.2 All Proprietary Information will be labeled or marked proprietary or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it will be identified as Proprietary Information at the time of disclosure and the disclosing Party shall, within thirty (30) days thereafter, confirm in writing the oral disclosure, referencing the date and type of Proprietary Information disclosed.


25.3 It is understood that THE REGENTS will be free to release to the inventors and senior administrative officials employed by THE REGENTS the terms of this Agreement upon their request. If such release is made, THE REGENTS will request that such terms will be kept in confidence in accordance with the provisions of Article 25 and not be disclosed to others. It is further understood that should a third party inquire whether a license to THE REGENTS' Patent Rights is available THE REGENTS may disclose the existence of this Agreement and the extent of the grant in Article 3 (LICENSE GRANT) and Exhibit B to such third party, but will not disclose the name of LICENSEE, except where THE REGENTS is required to release such information under either the California Public Records Act or other applicable law.


26.     MISCELLANEOUS


26.1 The headings of the articles are for reference only and do not affect the interpretation of this Agreement.


26.2 Any amendment or modification of this Agreement must be in writing and signed on behalf of each party.


26.3 This Agreement and the attached Exhibits A-D embody the entire understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all earlier communication, representation, or understandings, either oral or written, between the Parties with respect to such subject matter.


26.4 If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of the Agreement. This Agreement will be construed as if the invalid, illegal, or unenforceable provision were never in this Agreement.


26.5 Neither Party is an agent of the other and neither will have any power to contract for the other Party for any purpose.


26.6 THE REGENTS will release information concerning this Agreement if required by law.


26.7 The exchange of information between the Parties is governed by an existing Mutual Nondisclosure Agreement which is attached as Exhibit D.


        IN WITNESS WHEREOF, both THE REGENTS and the LICENSEE have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

CEPHEID                               THE REGENTS OF THE
                                      UNIVERSITY OF CALIFORNIA

By:                                   By:
   --------------------------------      -----------------------------------
               (Signature)                          (Signature)
Name:                                 Name:
   --------------------------------      -----------------------------------

Title:                                Title:
   --------------------------------      -----------------------------------

Date:                                 Date:
   --------------------------------      -----------------------------------

                          EXHIBIT A - LICENSED PATENTS

"Licensed Patents" means the patent, patent application and the resulting patent listed below and any foreign patent applications filed and the resulting patents.

                        United States Patent Application

---------------------------------------------------------------------------------------------
U.S. Patent       Silicon-Based Sleeve Devices for   Issue Date:  M. Allen Northrup, Raymond
5,589,136         Chemical Reactions                  12/31/96    P. Mariella, Anthony V.
IL-9707                                                           Carrano,
                                                                  Joseph W. Balch

Continuation in   Microfabricated Sleeve Devices                  M. Allen Northrup
Part              for Chemical Reactions             Date Filed:
08/763,465                                             12/12/96
IL-9707B

---------------------------------------------------------------------------------------------

                           Foreign Patent Application

---------------------------------------------------------------------------------------------
PCT/US96/10453         Silicon-Based Sleeve Devices for  Date Filed:  Europe
                       Chemical Reactions                6/17/96      Canada
                                                                      Japan
                                                                      Republic of Korea
                                                                      Singapore
---------------------------------------------------------------------------------------------

                            EXHIBIT B - LICENSE GRANT

                                     NOTICE

THIS EXHIBIT B CONTAINS FINANCIAL AND COMMERCIAL INFORMATION DEEMED BUSINESS SENSITIVE. THE PARTIES AGREE NOT TO USE OR TO DISCLOSE THE TERMS OF THIS EXHIBIT TO ANY THIRD PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS NECESSARY TO ENABLE THE PARTIES TO PERFORM UNDER THIS AGREEMENT OR AS MAY BE REQUIRED BY THE REGENTS' CONTRACT WITH THE U.S. DEPARTMENT OF ENERGY UNDER THE SAME RESTRICTIONS.

A.      EXCLUSIVE RIGHTS GRANTED

        Subject to the terms and conditions of this Agreement, THE REGENTS grants to the LICENSEE a limited exclusive, nontransferable, royalty-bearing license to make, have made, import, use, and sell Licensed Products covered by the Licensed Patents in the Exclusive Field-of-Use where patent rights exist. If LICENSEE or its sublicensees lease Licensed Products, LICENSEE must obtain prior written amendment to this Agreement from THE REGENTS.

        "Exclusive Field-of-Use" as used in this Agreement means nucleic acid amplification methods, including but not limited to PCR, and Ligand-binding Assays, carried out in 1) a sleeve reaction chamber without or with integral means of detecting reaction substrates or products, and which reaction chamber is not coupled to electrophoresis, and 2) a sleeve reaction chamber with integral means of detecting reaction substrates or products and which reaction chamber is coupled to electrophoresis.

B.      SUBLICENSING RIGHTS GRANTED

        THE REGENTS grants to LICENSEE the right to issue royalty-bearing sublicenses to third parties to make, have made, import, use, and sell Licensed Products in the Exclusive Field-of-Use provided LICENSEE has current exclusive rights under this Agreement at the time of such sublicenses. LICENSEE must grant sublicenses in the Exclusive Field-of-Use if LICENSEE cannot meet market demand for the Licensed Product(s).

C.      RIGHTS EXCLUDED

        "Excluded Field-of-Use" as used in this Agreement means 1) nucleic acid amplification methods, including but not limited to PCR, and Ligand-binding Assays, carried out in a sleeve reaction chamber without integral means of detecting reaction substrates or products, and which reaction chamber is coupled to electrophoresis, and 2) all other uses not expressly granted in the Exclusive Field-of-Use.

        The right to lease Licensed Products is expressly excluded from this Agreement.

D.      CONDITIONS AND SCHEDULE [MILESTONES]

        Within one (1) Year from Effective Date, LICENSEE will have completed the following: (1) A prototype of a Licensed Product in the Exclusive Field-of-Use (2) A detailed business plan for marketing and selling such Licensed Products. By the end of calendar year 1998, LICENSEE will have Licensed Products available for sale in the Exclusive Field-of-Use.

        LICENSEE will achieve gross sales according to the following schedule:

             --------------------------------- ------------------------------
                        GROSS SALES              YEARS FROM EFFECTIVE DATE
             --------------------------------- ------------------------------
             Greater than $3 million                         3
             --------------------------------- ------------------------------
             Greater than $7 million                         4
             --------------------------------- ------------------------------
             Greater than $10 million                        5
             --------------------------------- ------------------------------

        LICENSEE agrees to use reasonable commercial efforts to market Licensed Product(s) and provide THE REGENTS proof thereof by providing THE REGENTS with an annual progress report in the format specified in
        Article 6 (PROGRESS AND ROYALTY REPORTS).

        LICENSEE will also provide annually copies of annual reports, advertisements, catalogs, and information on trade show demonstrations in which the Licensed Product(s) were featured during the previous year.

                       EXHIBIT C - ISSUE FEE AND ROYALTIES

                                     NOTICE

THIS EXHIBIT C CONTAINS FINANCIAL AND COMMERCIAL INFORMATION DEEMED BUSINESS SENSITIVE. THE PARTIES AGREE NOT TO USE OR TO DISCLOSE THE TERMS OF THIS EXHIBIT TO ANY THIRD PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THE OTHER PARTY, EXCEPT AS NECESSARY TO ENABLE THE PARTIES TO PERFORM UNDER THIS AGREEMENT OR AS MAY BE REQUIRED BY THE REGENTS' CONTRACT WITH THE U.S. DEPARTMENT OF ENERGY UNDER THE SAME RESTRICTIONS.

A.      ISSUE FEE

        LICENSEE will pay THE REGENTS a nonrefundable License Issue Fee of [**] Dollars ($[**]) to be paid in accordance with Article 4 (LICENSE FEES, ROYALTIES, AND PAYMENTS) and Article 6 (PROGRESS AND ROYALTY REPORTS) and the following schedule:

        ----------------------------- ----------------------------------------------------
              INSTALLMENT AMOUNT                           DUE DATE
        ----------------------------- ----------------------------------------------------
                   [**]               Within ten (10) days after Effective Date
        ----------------------------- ----------------------------------------------------
                   [**]               Within sixty (60) days after Effective Date
        ----------------------------- ----------------------------------------------------
                   [**]               Within one (1) year after Effective Date
        ----------------------------- ----------------------------------------------------
                   [**]               Within eighteen (18) months after Effective Date
                                      or within thirty (30) days after first commercial
                                      sale, whichever is earlier
        ----------------------------- ----------------------------------------------------
                   [**]               Within ninety (90) days after first commercial sale
        ----------------------------- ----------------------------------------------------

        The License Issue Fee is not creditable toward any other fees owed by LICENSEE to THE REGENTS under this Agreement.

        LICENSEE has the option of paying a reduced License Issue Fee of [**] DOLLARS ($[**]) if LICENSEE pays such Issue Fee in full by the end of one (1) year after the Effective Date.

B.      EARNED ROYALTIES

        As consideration for this license, LICENSEE and each sublicensee will pay to THE REGENTS an earned annual royalty as shown below on all Licensed Products and in accordance with Article 4 (LICENSE FEES, ROYALTIES, AND PAYMENTS) and Article 6 (PROGRESS AND ROYALTY REPORTS).

------------------------------- --------------------------------- -------------------------
TYPE OF SALES                   ANNUAL SALES BY LICENSEE          ROYALTIES DUE THE
                                                                  REGENTS ON NET SALES BY
                                                                  LICENSEE
------------------------------- --------------------------------- -------------------------
OEM and Direct Sales            0- [**]                           [**]
including commercial
contracts* or technology
access fees

------------------------------- --------------------------------- -------------------------
OEM and Direct Sales            $[**]- [**]                       [**]
including commercial
contracts* or technology
access fees

------------------------------- --------------------------------- -------------------------
OEM and Direct Sales            $[**] and beyond                  [**]
including commercial
contracts* or technology
access fees

------------------------------------- ---------------------------- --------------------------


----------------------------------------------------------- ---------------------------------
TYPE OF SALES                                               ROYALTIES DUE
----------------------------------------------------------- ---------------------------------
Sublicense Fees except for earned or minimum royalties.     [**] or [**] of equivalent cash
                                                            value

----------------------------------------------------------- ---------------------------------
Sublicensing royalty rate due to THE REGENTS on Net Sales   [**]
by sublicensees

----------------------------------------------------------- ---------------------------------
Sales to federal agency                                     [**]

----------------------------------------------------------- ---------------------------------

        *A commercial contract does not include a contract for a prototype or preproduction models used to set customer specifications prior to first commercial sale.

        **This royalty will be a [**] percent ([**]) pass through from a sublicensee to LICENSEE to THE REGENTS. Any royalties over [**] percent ([**]) remain with LICENSEE. Sublicensee sales are not totaled with LICENSEE sales and have no impact on the calculation of LICENSEE's royalty rate.

        If LICENSEE is required to pay a royalty to another party or parties that in total exceeds [**] percent ([**]) of Net Sales on the manufacture, use or sale of Licensed Products, LICENSEE may request that THE REGENTS adjust the royalty rates presented above. THE REGENTS will consider each such request on a case by case basis.

C.      MINIMUM ANNUAL ROYALTIES

        Independent of the License Issue Fee required by Paragraph A, LICENSEE will pay to THE REGENTS a minimum annual royalty for the life of this Agreement according to the schedule below. This minimum annual royalty will be paid even if earned royalties required by Paragraph B are less than the minimum required. The minimum annual royalty is due by February 28 of each year and is credited against earned royalties until consumed for that year.

------------------------------------------------------------------------------
              CALENDAR YEAR                     MINIMUM ANNUAL ROYALTY
------------------------------------------------------------------------------
                   1997                                  [**]
------------------------------------------------------------------------------
                   1998                                  [**]
------------------------------------------------------------------------------
                   1999                                  [**]
------------------------------------------------------------------------------
                   2000                                  [**]
------------------------------------------------------------------------------
                   2001                                  [**]
------------------------------------------------------------------------------
      All subsequent calendar years                      [**]
      for the life of this Agreement      plus 4% inflation factor each year
------------------------------------------------------------------------------

                   EXHIBIT D - MUTUAL NONDISCLOSURE AGREEMENT




                                       32